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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 12, 1997


                             MAN SANG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                 NEVADA                                     33-10639-NY                              87-0539570
(State or other jurisdiction of incorporation)       (Commission File Number)              (IRS Employer Identification No.)
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                21ST FLOOR, RAILWAY PLAZA, 39 CHATHAM ROAD SOUTH
          TSIMSHATSUI, KOWLOON, HONG KONG SPECIAL ADMINISTRATIVE REGION
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (852) 2317 5300
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Item 5.  Other Events

         Man Sang International Limited ("Man Sang Bermuda"), a direct wholly-owned subsidiary of Man Sang International (B.V.I.) Limited ("Man Sang
B.V.I.") and a company incorporated on July 30, 1997 as an exempted company under the Companies Act 1981 of Bermuda, received, on September 8, 1997, an approval in principle from the Listing Committee of the Stock Exchange of Hong
Kong Limited (the "Stock Exchange") for listings on the Stock Exchange of, inter alia, shares of HK$.10 each in the capital stock of Man Sang Bermuda (the
"Shares") and the warrants to purchase the Shares (the "Warrants"). Man Sang
Holdings, Inc., a Nevada corporation (the "Registrant"), is the direct parent company of Man Sang B.V.I. and is the ultimate parent company of Man Sang
Bermuda.

         The approval in principle relates to the listings of, and permission to deal in, (i) 472,500,000 Shares, (ii) Warrants to be granted in the proportion of one Warrant for every five Shares, (iii) up to 94,500,000 Shares issuable upon exercise of the Warrants, and (iv) such Shares subject to the Share Option
Scheme (defined below). Of the 472,500,000 Shares, 127,500,000 Shares (the "New
Shares") would be offered and sold to the investing public, together with the Warrants to be granted in the proportion of one Warrant for every five Shares
(the "Offering"), and the remaining 345,000,000 Shares (the "Other Shares"), together with the Warrants to be granted in the proportion of one Warrant for every five Shares, have been allotted or would be issued or granted to Man Sang
B.V.I. in connection with the organization and capitalization of Man Sang
Bermuda.

         The New Shares are offered at HK$1.08 per share for an aggregate offering price of HK$137,700,000. After deducting the expenses in connection with the Offering, the net proceeds to Man Sang Bermuda would be approximately
HK$124,000,000. Additionally, each Warrant, exercisable within the period commencing on September 26, 1997 and ending on March 31, 1999, would entitle the holder thereof to purchase one Share at HK$1.30 (subject to adjustment upon certain dilutive events) resulting in an aggregate purchase price of up to HK$122,850,000 for a total of 94,500,000 Shares. Upon completion of the Offering, the Registrant would hold, through Man Sang B.V.I., 73.02% of the issued capital stock of Man Sang Bermuda, whereas the investors participating in the Offering would hold the remaining 26.98% of the issued capital stock of Man
Sang Bermuda, assuming the full exercise of the Warrants.

         In connection with the Offering, Man Sang Bermuda entered into an Underwriting Agreement, dated September 12, 1997, with certain underwriters, pursuant to which the underwriters agreed to underwrite the New Shares (with
Warrants), subject to certain conditions including without limitation that the Listing Committee of the Stock Exchange shall grant the listings of, and permission to deal in, on the Stock Exchange all of the Shares issued, to be issued

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or issuable (including the Other Shares, the New Shares and the Shares subject to the Warrants and the Share Option Scheme) and the Warrants.

         The Shares have not been and will not be registered under the United
States Securities Act of 1933, as amended, will be offered or sold only in the Hong Kong Special Administrative Region of the People's Republic of China and will not be offered or sold in the United States. The underwriters have undertaken not to offer and sell the New Shares (together with Warrants) within the United States and will notify dealers of such restriction.

         In addition to the Offering, Man Sang Bermuda has also adopted a share option scheme (the "Share Option Scheme"), subject to the condition that the Listing Committee of the Stock Exchange shall grant the listing of, and permission to deal in, the Shares issuable pursuant to the exercise of options granted under the Share Option Scheme. According to the Share Option Schedule, the board of directors of Man Sang Bermuda may grant stock options to directors, officers and employees of Man Sang Bermuda or its subsidiaries to purchase such maximum number of Shares equal to 10% of the issued and outstanding Shares of capital stock of Man Sand Bermuda from time to time. The subscription price would be the greater of 80% of the average per Share closing prices of the Shares on the Stock Exchange for the five trading days immediately preceding the date of offer of the relevant option or HK$.10 per Share.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MAN SANG HOLDINGS, INC.




Date:  September 12, 1997               By:      /S/ Sio Kam Seng, Sam
                                             -------------------------
                                                 SIO Kam Seng, Sam
                                                 Chief Executive Officer

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